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                                                                    EXHIBIT 99.1



[EDO CORPORATION LOGO]

60 East 42nd Street                                        FOR IMMEDIATE RELEASE
New York, NY 10165
212-716-2000


                                                          [JOHN A. GORDON PHOTO]



                 General (Ret.) John A. Gordon Joins EDO Board

NEW YORK - Feb. 20, 2007 - The Board of Directors of EDO Corporation (NYSE: EDO) has elected General (U.S. Air Force, Retired) John A. Gordon, 60, to the company's Board. This brings the number of Board members to 12, of which 11 are independent directors.

From October 1997 until June 2000 General Gordon served the U.S. Intelligence Community as Deputy Director of Central Intelligence. He had earlier served as Associate Director of Central Intelligence for Military Support.

"John Gordon has an extensive background in areas of strategic importance to EDO, especially in relation to the intelligence community," said Chairman of the Board James M. Smith. "We will look to his professional expertise and diverse military experience as we proceed with our newly-established business sector."

Over the past two years, EDO has acquired three companies that serve the intelligence community, which have now been combined to form the new Intelligence and Information Warfare business sector. This market was a priority that was identified during the company's strategic planning process.

General Gordon has a long and distinguished career in military and government service. In June 2000 he was confirmed by the Senate as the Undersecretary of Energy and the Administrator of the National Nuclear Security Administration, responsible for the entirety of DOE's nuclear weapons program. Subsequently he served at the White House as the Deputy National Security Advisor for Counter Terrorism and the National Director for Counter Terrorism. In his last government position, Gordon was the Homeland Security Advisor to President Bush, from June 2003 until June 2004.
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General Gordon's early assignments in the Air Force included research, development and acquisition responsibilities involved in improving the Minuteman Intercontinental Ballistic Missile. He has served with the National Security Council and as director of operations for Air Force Space Command.

General Gordon was commissioned in 1968 following graduation from the University of Missouri, Columbia with a bachelor of science degree with honors in physics. He earned a master's degree in science from the Naval Postgraduate School, Monterey, Calif. in 1970. He also earned a master's of arts degree in business administration from New Mexico Highlands University, Las Vegas.

EDO Corporation designs and manufactures a diverse range of products for aerospace and defense, intelligence, and commercial markets. Major product groups include: Professional and Engineering Services, Defense Electronics, Communications, Aircraft Armament Systems, Undersea Warfare, and Integrated Composite Structures. EDO's advanced systems are at the core of the transformation to lighter, faster, and smarter defense capabilities.

With headquarters in New York, EDO Corporation (www.edocorp.com) employs 4,000 people worldwide. The company was founded in 1925 and had revenues of $648 million in 2005.


Contacts:


William A. Walkowiak, CFA                         Sara Banda
Vice President of Investor Relations              Media Relations
(212) 716-2038                                    (212) 716-2071
ir@edocorp.com                                    media@edocorp.com


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